Exhibit 10.2

FIRST AMENDED

TECHNOLOGY JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (“Agreement”) is entered into effective as of June 15, 2014 by between Eur-Eca, LTD (“Eur-Eca”), a Nevada Corporation whose principal location is 18718 Chillicothe Road, Chagrin, OH 44023 and Centric Partners, Inc., a Seychelles corporation, whose principal address is Suite 1, Commercial House One, Eden Island, Republic of Seychelles (“Centric Partners”).

RECITALS

WHEREAS, Eur-Eca’s primary corporate mission is "Technology Development & Transfer” and Centric Partners primary corporate mission is "Technology Commercialization" including manufacture, production, sales and distribution of the products of a given technology;

WHEREAS, Eur-Eca has obtained the rights to certain proprietary technology for plastic formulation and a method of manufacture (hereinafter, “Ecoplax”) which may be useful in the manufacture of biodegradable plastic products.

WHEREAS, the EcoPlax technology Eur-Eca has obtained the rights to shall hereinafter be referred to collective as the “Technology”.

WHEREAS, Centric Partners has already developed a comprehensive Business Plan to guide the development of a business to sub-license and/or commercialize directly the Technology and Products which has been positively reviewed and accepted by Eur-Eca as the basis upon which to build a Joint Venture; and

WHEREAS, Eur-Eca and Centric Partners jointly desire to combine the collective corporate missions and capabilities in a Joint Venture company (hereinafter known as “JVC”) to effect the transfer and commercialization of the Technology, Products and the underlying intellectual property;

“WHEREAS, Centric Partners and Eur-Eca thru the JVC, desires to obtain and participate in the Technology for the production of products produced with EcoPlax, (hereinafter, the “Products”). The right of the JVC to sell the Products shall be on a non-exclusive basis worldwide with the exception of Asia where the JVC will have the exclusive rights in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.	Joint Venture Company. The Parties to this Agreement have agreed to establish a Joint Venture Company (hereinafter “JVC”) for the purpose of executing the Business Plan and achieving the business objectives described in the RECITALS above.

2.	Definitions. For the purpose of this Agreement, the following definitions apply:

a.	“Technology Documentation” means all material, printed or in any other publication medium, defining the Technology or relating to the description of the Technology.

b.	“Derivatives” means any modification, improvement or extension of the Technology that the parties may develop in the future on a cooperative basis. Such Derivatives will be jointly owned by the parties and become part of this Agreement under the same terms of this Agreement. Beyond the terms of this Agreement, any use of Derivatives by either party shall require the consent of the other party.

c.	“Effective Date” means the effective date first set forth above

d.	“Party” means Eur-Eca or Centric Partners individually, and, “Parties” means Eur-Eca and Centric Partners collectively.

e.	“Intellectual Property” means any and all (1) patents, patent applications, patent rights and inventions, whether patented or not, whether patentable or not; (2) rights relating to the protection of trade secrets, know-how and confidential information; (iv) rights analogous to those set forth herein and any other property rights relating to intangible property; and, (v) divisions, continuations, renewals, reissues, and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired; which also (a) are developed by a Party and/or its affiliates or in its or their possession or control on, prior to, or after the Effective Date and/or (b) such Party and/or its affiliates has the right to license to the other party without a payment obligation to a third party, and (c) are useful to the design, manufacture, production, use or sale of the Products as defined herein, or parts thereof.

f.	“Eur-Eca Intellectual Property” means Intellectual Property owned, developed or established by Eur-Eca and contributed to the Joint Venture Company.

g.	“Centric Partners Intellectual Property” means Intellectual Property owned, developed or established by Centric Partners and contributed to the Joint Venture Company.

h.	“Joint Venture Company” (hereinafter, the “JVC”) means the corporate entity designated, or organized and developed, by Eur-Eca and Centric Partners to execute this Agreement and conduct the underlying business contemplated, as set forth and described in the RECITALS above.

3.	Prior Agreements. This First Amended Technology Joint Venture Agreement shall supersede and amend in its entirety that certain Technology Joint Venture Agreement dated May 1, 2014.

4.	Term of Agreement. This Agreement shall commence upon the Effective Date first given above and, unless otherwise terminated or canceled as provided herein, shall continue in full force and effect thereafter for the duration of the life of the JVC.

5.	Eur-Eca Contributions to Joint Venture Company.

a.	Technology and Technology Rights. Eur-Eca hereby transfers, conveys, and assigns to the JVC all Intellectual Property of the Technology, patents and exclusive rights to the production, sale and distribution of the Technology and Products in the Markets as set forth in the Recitals above.

b.	Manufacturing and/or technical support. Expenses for such support shall be reimbursed to or paid to the provider of services or assistance.

c.	Conveyance of rights to use in advertising, publicity or otherwise, any name, trade name or trademark, or any contraction, abbreviation or simulation thereof.

6.	Centric Partners Contributions to the Joint Venture Company limited for and within the territory of China.

a.	Capital Acquisition. Centric Partners will undertake, at its own expense, the acquisition of the equity capital required to execute the Business Plan of the JVC.

b.	Corporate Organization & Business Development. In addition to providing the personnel, facilities and other resources required to undertake and execute the Capital Acquisition, it will provide the same resources as needed to support the required Corporate Organization and Business Development activity, including the pre-revenue launch and the ramp up of the business.

c.	Business Plan. Centric Partners has, prior to Effective Date, prepared a substantial business Plan which will serve as a major board policy and management decision making tool for the JVC.

d.	Business Development Steps Accomplished. Centric Partners has commenced efforts in execution of the Business Plan in a manner that includes identification of equity funding sources; facilities planning, identification and acquisition; and marketing. Centric Partners is already pursuing major marketing and sales opportunities.

7.	Consideration to Eur-Eca.

a.	In consideration of the patents and rights granted to the JVC under this Agreement, Centric Partners shall pay Eur-Eca as follows:

                                               i.     Four Hundred Thousand Dollars ($400,000) the receipt and sufficiency is hereby acknowledged.

b.	Assignment. It is understood that the JVC will solicit other individuals of entities to use or promote the Technology and will do so by charging a fee and royalty or receive another type of revenue or profit through the transaction. JVC shall not assign, grant or otherwise convey the Rights to any third party without the prior knowledge and approval of Eur-Eca. Eur-Eca shall be entitled to 20% of any upfront fee received by Centric involving the assignment of Rights and share in all profits generated by the JVC with 68% to Centric Partners and 32% to Eur-Eca. Eur-Eca understands the upfront fee obtained by Centric Partners in China does not apply to this clause only future upfront fees as charged and received other than from China according to the terms of this Agreement.

c.	Additional Consideration. Centric Partners will issue a 3% interest in EEI, a company they control with rights to certain technologies and marketing rights in China, to Eur-Eca.

d.	Currency. All payments occurring between the Parties and/or their Affiliates shall be paid in USD.

8.	Ownership of the JVC. The JVC shall be owned as follows:
a.	Centric Partners and/or it’s assignees: 50%
b.	Eur-Eca or its assignees: 50%

9.	Intellectual Property

a.	Eur-Eca’s Intellectual Property, Warranties and Representations.

                                               i.     Exclusive Ownership. The exclusive ownership of its Intellectual Property and all Derivatives thereof will be property of the JVC.

                                             ii.     Title & Interest. Eur-Eca has full and complete legal right, title and interest in and to the Patents, Know-How, and Products(s);

                                            iii.     Authority. Eur-Eca hereby represents, warrants and covenants to the JVC that Eur-Eca has the authority to execute and deliver this Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Agreement;

                                            iv.     Infringement on Third Party’s Rights. Eur-Eca is not aware of any third party right that would be infringed by the practice of the Patent, Know-How, or Product(s).

                                              v.     Litigation. Eur-Eca is not aware of any pending or threatened claims, disputes, litigation or proceedings challenging Eur-Eca’s right or title to and use of any of the Patents, Know-How, or Products(s).

                                            vi.     Intellectual Property Improvements: Modifications to Eur-Eca Intellectual Property made either independently by Eur-Eca or jointly with the JVC will be owned by the JVC. The JVC has a right to license use of the modifications to others subject to the approval of Eur-Eca as stated previously in 6b.

10.	Disclaimer/Limitation of Liability.

a.	Except for damages arising out of a party’s misuse of Eur-Eca technology, neither party shall be liable to the other party for any incidental, consequential (including lost profits) or any other indirect loss or damage arising out of this agreement or any resulting obligation or the use of any patent rights received hereunder, whether in an action for or arising out of breach of contract, for tort, or any other cause of action.

b.	Negation of Representation and Warranties. Except as expressly provided herein under paragraph 4 and 5, nothing contained in this Agreement shall be construed as (i) requiring the filing of any patent application, the securing of any patent or the maintaining of any patent in force, (ii) a warranty or representation by either Party as to the validity or scope of any patent; (iii) a warranty or representation that any manufacture or Sale will be free from infringement of patents, copyrights or other intellectual property rights of others, and it shall be the sole responsibility of each Party to make such determination as is necessary with respect to the acquisition of licenses under patents and other intellectual property of third parties; (iv) an agreement to bring or prosecute actions or suits against third parties for infringement

11.	Indemnity for Damage to Persons, Property or Business.

a.	Indemnification by the JVC. The JVC shall indemnify, defend and hold Eur-Eca and Centric Partners harmless from any and all claims, judgments, liabilities, costs and expenses (including attorney’s fees) arising out of, or related directly or indirectly, to any injury, loss or damage to person, property or business arising from, relating to, or in any way connected with, any liquid products that the JVC manufactures, or has manufactured and sells, excepting any judgments, liabilities, costs and expenses arising out of or related to any claims by third parties regarding infringement by the JVC for using Eur-Eca Technology. The JVC agrees to indemnify and hold harmless Eur-Eca and Centric Partners against all liability or responsibility to the JVC or to others for any failure in production, design, operation or otherwise of liquid products manufactured by, or on behalf of, the JVC and sold, except if such liability or responsibility is due to infringement claims with respect to the Technology.

b.	Notices, Defense and Cooperation. Eur-Eca and Eco-Star shall provide the JVC with prompt notice of any claim and shall give the JVC the full right to defend any such claim and shall cooperate fully in such defense.

c.	Notice of Infringement Claims. Each Party shall provide prompt written notice to the other party of any claim by a third party that use of the Technology infringes the intellectual property rights of such third party.

d.	Resolution of Third Party Infringement Claims. In the event third party claims that it holds patents with are infringed, and JVC resolves such claims on behalf of itself and its Authorized Sublicensee Affiliates the JVC’s generally, then Eur-Eca agrees that if it is able to resolve such claims as to the JVC without incurring substantial additional expense and without jeopardizing or compromising Eur-Eca’s ability to resolve such claims for itself or its other Authorized Sublicensee Affiliates, then Eur-Eca shall make best efforts to include the JVC in the resolution of such claims as to Eur-Eca’s Authorized Sublicensee Affiliates. Nothing herein, shall be construed as requiring Eur-Eca to defend or indemnify the JVC against any claim of intellectual property infringement asserted by any third party or to impose any obligation upon Eur-Eca to settle or otherwise resolve any such claim.

12.	Confidentiality.

a.	“Confidential Information” means any information, technical data, or know-how, including, but not limited to that which relates to research, Products or Intellectual Property of either party; provided that such information is transmitted in written or otherwise tangible form conspicuously marked as confidential or proprietary. Confidential Information does not include information, technical data or know-how which (i) is in the possession of the receiving party at the time of the disclosures shown by written documentation, or (ii) prior to or after the time of the disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the delivering party, or (iii) is disclosed to the receiving party by a third party who lawfully acquired it and has no obligation not to disclose such information, or (iv) can be shown in written documentation to have been independently developed by the receiving party without reference to the information provided by the disclosing party.

b.	Each party agrees not to use Confidential Information disclosed to it by the other for purposes other than related to performance of this Agreement. Except as permitted in this Agreement, neither party will disclose Confidential Information of the other to a third party unless such disclosure is specifically consented to in writing by the other party. Each party hereby consents to the disclosure of Confidential Information to Affiliates which are bound to comparable obligations of confidentiality.

c.	Each party will restrict access to the other’s Confidential Information to those of its employees or independent contractors who require such access and have agreed in writing to hold the same in confidence and abide by the terms hereof. Each party agrees that it will take all reasonable steps to protect the security of and avoid the unauthorized disclosure and use of Confidential Information of the other to prevent it from falling into public domain or the possession of unauthorized persons. Each party agrees to notify the other in writing of any misuse or misappropriation of Confidential Information of the other that may come to its attention.

d.	These non-disclosure and non-use obligations shall survive termination of this Agreement for a period of five (5) years. Any Confidential Information disclosed under this Agreement previously by the parties shall be deemed confidential Information under this Article.

e.	The parties acknowledge that the unauthorized use, disclosure or transfer of Confidential Information will (i) substantially diminish the value to the other party of the Confidential Information (ii) render the injured party’s remedy at law to such unauthorized use, disclosure or transfer inadequate; and (iii) cause irreparable injury in a short period of time. If either party breaches any of its obligations with respect to Confidential Information, the other party shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.

f.	The provisions of this Article are in addition to, and not in substitution of, any terms and provisions set forth in any Non-Disclosure Agreement (“NDA”) entered into by the parties prior to or after the execution of this Agreement. In the event of any disparity between the terms of this Article and those of any NDA between the parties, the provisions of this Article shall govern.

13.	Termination.

a.	Termination for Cause by Eur-Eca. Eur-Eca may terminate this Agreement, by written notice to Centric Partners and the JVC, if the JVC shall at any time default in the payment hereunder, or shall commit any material breach of any covenant, representation, warranty or agreement herein contained, or shall make any false report to Eur-Eca,; provided, however, that in the case of any such breach which is capable of being cured, Eur-Eca shall not have a right to terminate this Agreement for cause unless and until Centric Partners and/or the JVC shall have failed to remedy any such default, breach or report within sixth (60) days after written notice thereof, by Eur-Eca. Upon termination of this Agreement for cause, the JVC shall duly account to and make payment to Eur-Eca and Centric Partners for all payments due and owing within then (10) days of such termination.

b.	Termination For Cause by Centric Partners. Centric Partners may terminate this Agreement, by written notice to Eur-Eca, if Eur-Eca shall commit any material breach of any material covenant, representation, warranty or agreement herein contained; provided, however, than in the case of any such breach which is capable of being cured, Centric Partners shall not have a right to terminate this Agreement for cause unless and until Eur-Eca shall have failed to remedy any such material breach within sixty (60) days after receipt by Eur-Eca of written notice thereof by Centric Partners.

c.	Bankruptcy, Dissolution, Liquidation, Merger or Acquisition. Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice of termination to the other Party at any time upon or before sixty (60) days after the occurrence of any of the following events with respect to such other Party (unless such event ceases within such period): (i) insolvency, bankruptcy or liquidation or filing of any application therefore, or other commitment of an affirmative act of insolvency; (ii) attachment, execution or seizure of substantially all of the assets or filing of any application therefore; (iii) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; or (vi) termination of its business or dissolution.

14.	Rights upon Termination. Upon termination of this Agreement for cause by Eur-Eca, all licenses granted by Eur-Eca hereunder shall remain in effect for Products in production or scheduled for production by the JVC. Upon termination of this Agreement for cause by Eur-Eca, Centric Partners will have no license rights to the Technology for future Product development.

15.	Use of Subcontractors. The JVC shall have the right to subcontract all or part of the services provided that:

a.	Subcontractors only receive such Technology as is required to manufacture, produce, market, sell, distribute and otherwise manage the scope of work requested by the JVC;

b.	Each subcontractor agrees in writing: (i) not to use or disclose any of the Technology for any purpose other than specific performance on such subcontract; producing, marketing, distributing and selling for JVC; (ii) not to subcontract or assign its subcontracted responsibilities to another group; (iii) not to provide to any third party; and (iv) to be bound by the terms of this Agreement

c.	The JVC shall be responsible for any misuse of the Technology by JVC subcontractors.

16.	Assignment. Either Party shall not have the right to assign this Agreement and any right or interest under this Agreement without the express written consent of the other Party.

17.	Compliance with Regulations. Nothing contained in this Agreement shall require or permit Centric Partners, the JVC or Eur-Eca to do any act inconsistent with the requirements of (a) the regulations of the United States Department of State, (b) the United States Department of Commerce; (c) the foreign assets controls or foreign transactions controls regulations of the United States Treasure Department; or (c) of any similar United States law, regulation or executive order as the same may be in effect from time to time.

18.	Survival of Obligations. The Parties’ rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement shall survive such termination, cancellation, or expiration.

19.	Severability. If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

20.	Non-Waiver. No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

21.	Notices. All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the Party to whom notice is to be given by a verifiable courier (e.g. Federal Express or the U.S. Postal Service) , postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the day the notice is delivered to the receiving Party):

22.	Publication of Agreement. Except as may otherwise be required by law or as reasonably necessary for performance hereunder, each Party shall keep this Agreement and its provisions confidential, and shall not disclose this Agreement or its provisions without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. The confidentiality obligations hereunder do not apply to the existence of this Agreement or the fact that Eur-Eca, Centric Partners and the JVC have executed this Agreement, but do apply to the terms and conditions of this Agreement. Any press release or other announcement by either Party concerning the entering into of this Agreement shall be subject to the prior written approval of the other Party, which approval shall not be unreasonably withheld.

23.	Applicable Law; Venue. This Agreement shall be governed by the provisions of the State of Kansas, USA.

24.	Attorney’s Fees. In the event of any proceeding to enforce the provisions of this Agreement, the prevailing Party (as determined by the court) shall be entitled to reasonable attorneys’ fees as fixed by the court.

25.	Headings. All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. Reference to “third party” or “third parties” shall not mean either Party.

26.	Entire Agreement. The terms and conditions contained in this Agreement supersede all prior and contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and constitute the entire agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both Parties.

27.	Joint Ventures. The relationship between Eur-Eca and Centric Partners is that of joint venturers.

28.	Force Majeure. Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement (other than the obligation to make payments, which shall not be affected by the provision) or, in the case of the JVC, to cure a default within the time specified in Section 7.b hereof with respect to the making of any report hereunder due to any causes beyond its reasonable control, which causes include but are not limited to Acts of God or the public enemy; riots and insurrections; war, fire, strikes and other labor difficulties (whether or not the Party is in a position to concede to such demands); embargoes; judicial action; lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components or machinery; and acts of civil or military authorities.

29.	Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Eur-Eca:

/s/ Gary Grieco                                  06/15/2014

Eur-Eca, Ltd                                         Date

Gary Grieco

President

Centric Partners, Ltd:

/s/ Frank Yeh                                       06/16/2014

Centric Partners                                     Date

Frank Yeh

Chief Executive Officer